Exhibit 10.38
RSU Form
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to «First_Name» «Last_Name» (the “Grantee”).
     WHEREAS, Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Incentive Plan”);
     WHEREAS, the Award is being made as a special grant of Motorola restricted stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
     WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of «Txt_Nbr_of_Shares» («Whole_Nbr_of_Shares») Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Common Stock (“Common Stock”); no fractional shares shall be credited of delivered to Grantee.
2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.
a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola.

b.	Any Units still subject to the Restrictions shall be (x) automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary for any reason other than death, Total and Permanent Disability, Retirement, or Involuntary Termination due to (i) a Divestiture or (ii) for a reason other than for Serious Misconduct, and (y) at the discretion of the Compensation Committee forfeited, if the Grantee is not an appointed vice president or officer of Motorola at the end of the “Restriction Period” as defined below. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 3(a) and Retirement is defined in Section 3(c).

c.	If Grantee is a vice president or elected officer on the date of the Award, or has been approved to become a vice president or elected officer on the date of the Award, and Grantee engages in any of the following conduct during, or within two (2) years following the termination of Grantee’s employment for any reason, in addition to all remedies in law and/or equity available to the Company, Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Common Stock on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount:
(i)	Grantee uses or discloses, except on behalf of the Company and pursuant to directions during the course of Grantee’s employment, any Company Confidential Information. “Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed generally known until such broader use is actually commercially implemented; and/or

(ii)	Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or

(iii)	Grantee engages in activities which are entirely or in part the same as or similar to activities in which Grantee engaged at any time during the two years preceding termination of Grantee’s employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Grantee worked at any time during the two years preceding termination of Grantee’s employment. This paragraph applies in countries in which Grantee has physically been present performing work for the Company at any time during the two years preceding termination of Grantee’s employment; and/or

(iv)	Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned confidential information at any time during the two years prior to Grantee’s termination of employment with the Company; and/or

(v)	Grantee, directly or indirectly, in any capacity, provides products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer Grantee had direct or indirect contact regarding those products or services or about which customer Grantee learned Confidential Information at any time during the two years prior to termination of Grantee’s employment with the Company.
     The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.
3.	Lapse of Restrictions.
a.	Except as set forth in Section 3(b) below, the Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:
(i)	«Vesting_Schedule» (the “Restriction Period”);

(ii)	If a Change in Control of the Company occurs and the successor corporation (or parent thereof) does not assume this Award or replace it with a comparable award; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Restrictions shall lapse for any Participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms

“Change in Control”, “Cause” and “Good Reason” are defined in the 2006 Incentive Plan;

(iii)	Upon termination of Grantee’s employment by Motorola or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations; or

(iv)	If the Grantee dies.
b.	In the case of Retirement, Involuntary Termination due to (i) a Divestiture or (ii) for a reason other than for Serious Misconduct before the expiration of the Restriction Period, if the Units have not been forfeited as described in Section 2 above, then the Restrictions shall lapse on a pro rata basis determined by dividing (i) the number of completed full years of service by the Grantee from the Award Date to the employee’s date of termination by (ii) the total length of the Restriction Period.

c.	“Retirement” for purposes of this Agreement means:
(i)	Retiring at or after age 55 with 20 years of service,

(ii)	Retiring at or after age 60 with 10 years of service; and

(iii)	Retiring at or after age 65, without regard to service.
d.	“Termination due to a Divestiture” for purposes of this Agreement means if you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if you remain employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction (a “Divestiture”).

e.	“Serious Misconduct” for purposes of this Agreement means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures

f.	If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from

Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

g.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award.
4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock
5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.
6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed plus.
7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any withholding obligation in whole or in part by electing to have Motorola retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the minimum amount required to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the last trading day before the date the Restrictions applicable to the Units lapse as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal, Midwest edition.
8.	Voting and Other Rights.
a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
9.	Consent to Transfer Personal Data. By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.
10.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that you have any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. In addition, the Grantee hereby acknowledges that he or she has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary,
11.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of paragraphs 2(c)(i), (ii), (iii), (iv) and/or (v) of this Agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

12.	Acknowledgements. With respect to the subject matter of paragraphs 2(c)(i), (ii), (iii), (iv) and (v) and paragraphs 11 and 14 hereof, this Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that (s)he has not, will not and cannot rely on any representations not expressly made herein.
13.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
14.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.
15.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.
16.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.
17.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to you of the grant of this Award (“Email Notification Date”), you agree to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Incentive Plan. If you do not electronically accept this Award within 30 days of the Email Notification Date you will not be entitled to the Units.
18.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http://myhr.mot.com/finances/stock_options/index.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-7885.